12% UNSECURED PROMISSORY NOTE PURCHASE AGREEMENT

This 12% Unsecured Convertible Promissory Note Purchase Agreement (this “Agreement”), is made and entered as of _________________, 2013 by and between Staffing 360 Solutions, Inc., a publicly held Nevada company (OTCBB: STAF) (“STAF” or the “Company”), and _____________________ (“Buyer”), with reference to the following facts:

A. The Company is a fully reporting Over the Counter Bulletin Board public company whose Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

B. The Company is offering for sale 12% unsecured convertible promissory notes (each a “Note”, collectively, the “Notes”) in the aggregate principal amount of up to $1,500,000 to purchase staffing companies, including but not limited to Control Solutions, Inc., repayment of certain loans, and expenses related to legal, accounting, due diligence and working capital (the “Offering”);

C. The Company intends to conduct an additional private placement financing for up to $10,000,000 through the sale of Units of the Company’s equity securities at $25,000 per Unit, with each Unit consisting of (i) 25,000 shares of the Company’s Common Stock, and (ii) warrants to purchase 12,500 shares of Common Stock, at an exercise price of $2.00 per share (the “PIPE Financing”), which the proceeds of such PIPE Financing will be used to repay the Notes sold in this Offering;

D. The Company and the Buyer each understand that the Notes are being sold subject to the Engagement Letter (the “Engagement Letter”), among the Company and Accelerated Capital Group, a FINRA registered broker/dealer (the “Placement Agent”);

E. On the terms and subject to the conditions of this Agreement, Buyer is willing to purchase a Note.

NOW THEREFORE, with reference to the foregoing facts, the Company and Buyer agree as follows:

1. Agreement to Purchase and Sell Note.

1.1 The Company hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from the Company, a Note in the principal amount set forth on the signature page hereto (the “Principal Amount”). The purchase price for the Note is the principal amount of the Note, provided however, the minimum amount of an investment in the Notes by each Buyer shall be in the principal amount of $50,000, although the Company, in its sole discretion, may accept subscriptions for less. The Note shall be in the form of Exhibit D to the Subscription Booklet, completed with the date of issuance and principal amount.

1.2 Within two business days from the execution of this Agreement, Buyer shall wire transfer an amount equal to the respective purchase price for the Notes to the Company. If the Buyer fails to make such wire transfer within such two-day period, in addition to any other rights and remedies the Company may have, it may terminate this Agreement. The wiring instructions are attached hereto.

1.3 The subscription amounts paid by the Buyer to the Company will be deposited in the escrow account. A closing shall take place on such date and time specified by the Company. At the closing, the Company shall issue the Note to Buyer. The offering period will terminate upon the earlier to occur of (i) the date the Offering Amount is sold or (ii) November 30, 2013; provided, however, that such offering period may be extended without notice to investors for up to three (3) additional 30 day periods

1.4 Payment of the Notes will be made on the earlier of (i) within 10 days following the closing of the entire $10 million to be raised in the PIPE Financing, or (ii) February 28, 2014 (the “Maturity Date”).

1.5 The Buyer understands and agrees that Principal Amount and all accrued and unpaid interests are subject to a voluntary conversion at the election of the Buyer. Upon the earlier of: (i) the final closing of the PIPE Financing or (ii) the consummation of the acquisition of Initio (hereinafter defined), the investors in this Offering may elect to convert the Principal Amount of the Note, including all accrued but unpaid interests, into shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), at the same price the Units are sold in the PIPE Financing, which is currently anticipated at $1.00, unless an event of default occurs prior to such conversion. Specifically upon voluntary conversion, for every $100 represented by the Principal Amount (including accrued but unpaid interests), the Note shall be convertible into (i) 100 shares of Common Stock and (ii) Warrants to purchase 50 shares of Common Stock. In the event there is no closing consummated in the PIPE Financing, upon notice from the Company, the investors in the Offering may elect to convert at a conversion price equal to $.90. The Shares, Warrants and Warrant Shares shall be restricted pursuant to Rule 144 under the Securities Act. We were formerly a “shell company”, which means that absent an effective registration statement, if we were to fall behind on our required filings with the SEC, the investors would be prevented from using Rule 144 to sell the Shares and Warrant Shares.

1.6 Equity Consideration. The Buyer shall receive 12,500 shares (the “Equity Consideration Shares”, together with the Notes, the Shares, the Warrants and the Warrant Shares, the “Securities”) of the Company’s Common Stock, par value $.00001 per share for each $50,000 principal amount of the Note. For example, if the Buyer purchases a Note in principal amount of $100,000, the Buyer shall receive 25,000 shares of Common Stock.

1.7 Registration Rights of Equity Consideration Shares, Shares and Warrant Shares Upon Conversion of Note.

1.7.1 Piggy-Back Rights. If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for security holders of the Company for their account (or by the Company and by security holders of the Company), other than a registration statement (i) filed in connection with an offering of securities to employees or directors of the Company pursuant to any employee stock option or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to the Company’s existing security holders, (iv)  for a dividend reinvestment plan, or (v) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of the Company’s shareholders having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction, then the Company shall (x) give written notice of such proposed filing to the holders of the Shares and Warrant Shares as soon as practicable but in no event less than three (3) business days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holder of the Shares and Warrant Shares in such notice the opportunity to register the sale of such number of the Shares and Warrant Shares as such holders may request in writing within three (3) business days following receipt by such holder of such notice (a “Piggy-Back Registration”), provided, however, the holder of the Shares and Warrant Shares shall only be entitled to one Piggy-Back Registration right. The Company shall include in such registration statement such Shares and Warrant Shares that are requested to be included therein within three (3) business days after the receipt by such holder of any such notice, on the same terms and conditions as any similar securities of the Company. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of the Shares and Warrant Shares, and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Shares and Warrant Shares in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Shares and Warrant Shares for the same period as the delay in registering such other securities. If the offering pursuant to a Piggy-Back Registration is to be an underwritten offering, then the holder making a request for its Shares and Warrant Shares to be included therein must permit the sale or other disposition of such Shares and Warrant Shares in accordance with the intended method(s) of distribution thereof. The holder of the Shares and Warrant Shares proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration and the holder of the Shares and Warrant Shares shall be responsible for any fees or commissions due to such underwriters in connection with the sale of such Shares and Warrant Shares.

(i) Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holder of Equity Consideration Shares, Shares and Warrant Shares in writing that the dollar amount or number of the Common Stock which the Company desires to sell, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of the Equity Consideration Shares, Shares and Warrant Shares, the Equity Consideration Shares, Shares and Warrant Shares as to which registration has been requested under this section and the securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of the Company exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in any such registration:

(1) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock that the Company desires to sell; and (B) to the extent of the Maximum Number of Securities, the shares of Common Stock, pro-rata among holders, for the account of any persons, including investors in this Offering for which the Company is obligated to register pursuant to contractual piggy-back registration rights such as in this Agreement.

(ii) Withdrawal. Any holder of Equity Consideration Shares, Shares and Warrant Shares may elect to withdraw such holder’s request for inclusion of the Shares and Warrant Shares in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of the Equity Consideration Shares, Shares and Warrant Shares in connection with such Piggy-Back Registration.

(iii) Limitations on Piggy-Back Registration Rights.  The Piggy-Back Registration Rights granted pursuant to this Section shall expire upon the date such Equity Consideration Shares, Shares and Warrant Shares are eligible for sale without registration pursuant to Rule 144.  Further, the Company has the right to exclude the holder of the Equity Consideration Shares, Shares and Warrant Shares from any registration statement in the event the Company is contractually obligated to exclude such securities. Furthermore, in the event that the registration statement covers shares of the Company, the Company, or the underwriter shall have a right to require the Holders to a six (6) month lock-up period from the date of effectiveness of the registration statement.

(iv) Obligations of the Buyer.  In connection with any registration statement utilized by the Company to satisfy the registration rights pursuant to this section, the Buyer agrees to cooperate with the Company in connection with the preparation of the registration statement, and Buyer agrees that it will (i) respond within three (3) Business Days to any written request by the Company to provide or verify information regarding Buyer or his Shares and Warrant Shares (including the proposed manner of sale) that may be required to be included in such registration statement and related prospectus pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) provide in a timely manner information regarding the proposed distribution by the Buyer of the Equity Consideration Shares, the Shares and Warrant Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in the registration statement and related prospectus.

2. Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transfer” shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration.

3. Representations and Warranties of the Company

The Company represents and warrants to the Buyer that:

3.1 The Company is a Securities and Exchange Commission (“SEC”) fully reporting public company approved for trading on the Over–the-Counter Bulletin Board, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.

3.2 This Agreement and the Securities offered hereby have been duly authorized by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

3.3 Upon execution and delivery at the respective Closings, the Notes will be duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies. Upon issuance, the Equity Consideration Shares, the Shares and Warrant Shares will be duly and validly issued, fully paid and non-assessable.

3.4 The execution and delivery of this Agreement and the Notes do not and will not conflict with, result in a breach of any provision of, or constitute a default (or an event which would constitute a default upon the giving of any required notice or upon a lapse of time) under the Company’s organizational documents or the provisions of any agreement, contract or administrative order, consent decree or other instrument to which the Company is a party.

3.5 There is no pending or, to the knowledge of the Company, threatened litigation to which the Company is a party and the Company is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement.

4. Representations, Warranties and Agreements of Buyer

Buyer represents and warrants to, and agrees with, the Company as follows:

4.1 Buyer will acquire the Note and the Equity Consideration Shares, and if the Note is converted, the Shares, Warrants and Warrant Shares, for Buyer’s own account, for investment purposes only.

4.2 Buyer understands that an investment in the Notes, the Equity Consideration Shares, the Shares and the Warrants involve a high degree of risk, and Buyer represents that it has the financial ability to bear the economic risk of such investment, including a complete loss of such investment.

4.3 Buyer understands that the Company is cash flow negative and will have no source of payment of the Notes other than the proceeds raised in the PIPE Financing or conversion of the Notes into the Shares and Warrants.

4.4 Buyer is an “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act, and the statements and representations in the accredited investor certification attached as Exhibit E to the Subscription Booklet are true and correct;

4.5 Buyer understands that neither the Notes nor the Equity Consideration Shares, the Shares, Warrants or Warrant Shares have been or will be registered under the Securities Act or under any state securities laws, other than piggy-back registration rights, and they will be “restricted securities” within the meaning of Rule 144 under the Securities Act.

4.6 Buyer believes that he or she has received all the information Buyer considers necessary or appropriate for deciding whether to purchase the Notes, including information regarding the Company, and Buyer has had an opportunity to ask questions and receive answers from the Company and its officers and directors regarding the business, prospects and financial condition of the Company. The Buyer and the Buyer’s attorney, accountant, purchaser representative and/or tax advisor (collectively, “Advisors”), have received and have carefully reviewed the this Agreement and the Note (collectively, the “Transaction Documents”) and all other documents requested by the Buyer or its Advisors, and understand the information contained therein, prior to the execution of this Agreement;

4.7 Buyer has had the opportunity to review the Company’s filings with the SEC, including but not limited to the Form 10-K for the year ended March 31, 2013 filed with the SEC on September 13, 2013 and the Form 10-Q for the quarter ended August 31, 2013 filed with the SEC on October 18, 2013 (the “SEC Reports”) and Buyer has received and reviewed the Subscription Booklet, and all the information, both written and oral, that it desires. Without limiting the generality of the foregoing, Buyer has been furnished with or has had the opportunity to acquire, and to review, all information (including copies of all of the Company’s publicly available documents on the EDGAR system maintained by the SEC at http://www.sec.gov/edgar/searchedgar/webusers.htm and the SEC Reports), both written and oral, that it desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, Buyer has relied solely on Buyer’s own knowledge and understanding of the Company and its business based upon Buyer’s own due diligence investigations and the information furnished pursuant to this paragraph. Buyer understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Buyer has not relied on any other representations or information.

4.8 The Buyer understands that neither the SEC nor any state securities commission has approved or disapproved of the Securities or passed upon or endorsed the merits of the Offering and has not been reviewed by any Federal, state or other regulatory authority;

4.9 The Buyer has not been furnished with any oral representation or oral information in connection with the offering of the Securities that is not contained in, or is in any way contrary to or inconsistent with, statements made in this Agreement;

4.10 The Buyer has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby;

4.11 The Buyer, either alone or together with its Advisors has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Securities and the Company and to make an informed investment decision with respect thereto;

4.12 The Buyer is not relying on the Company, or any of its respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in any of the Securities and the Buyer has relied on the advice of, or has consulted with, only its own Advisors;

4.13 Buyer understands that the Company intends to conduct future rounds of financing in addition to this Offering, including but not limited to an anticipated PIPE Financing. Buyer understands that the Company intends to the use the proceeds from such PIPE Financing for repayment to the Buyers of the respective amounts purchased for the Notes subscribed for in this Offering. Buyer understands that no commitments have been made for such PIPE Financing and such PIPE Financing may not be consummated at all. In the event the PIPE Financing is not consummated, the Company will likely default on the Notes issued in this Offering;

4.14 Buyer understands that the Placement Agent is entitled to a 10% commission of the gross proceeds from the sale of the Notes and is entitled to shares of Common Stock equal to an amount up to 10% of the aggregate number of shares of Common Stock issued in connection with funds raised by the broker in this Offering;

4.15 No representations or warranties have been made to Buyer by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company, other than the representations of the Company contained herein, and in subscribing for the Securities, Buyer is not relying upon any representations other than those contained in this Agreement. Buyer further acknowledges that the Company is a publicly reporting company and that additional information about the Company can be retrieved from the SEC’s website.

4.16 Buyer understands that there is no minimum amount which must be raised before the Company holds an initial closing of this Offering and that the Company will not have enough money to implement its business plan unless it raises a substantial percentage of the Offering amount (and then in the PIPE Financing and subsequent financings). Buyer acknowledges that if the Company does not raise a substantial percentage of the Offering amount, it will lead to the complete loss of Buyer’s investment.

5. Transfer Restrictions; Legends.

5.1 The Buyer understands that (i) the Securities have not been registered under the Securities Act; (ii) the Securities are being offered and sold pursuant to an exemption from registration, based in part upon the Company’s reliance upon the statements and representations made by the Buyer in this Agreement, and that the Securities must be held by the Buyer indefinitely, and that the Buyer must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each Certificate representing the Securities will be endorsed with a legend substantially in the following form until the earlier of (1) such date as the Securities have been registered for resale by the Buyer or (2) the date the Securities are eligible for sale under Rule 144 under the Securities Act or any successor rule (“Rule 144”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE ISSUER.”

5.2 Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

5.3 Each Buyer, severally and not jointly with the other Buyers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section is predicated upon the Company’s reliance that the Buyer will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

5.4 The Buyer acknowledges that the Securities have not been recommended by any Federal or state securities commission or regulatory authority. In making an investment decision, investors must rely on their own examination of Company and the terms of the Offering, including the merits and risks involved. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this Agreement. Any representation to the contrary is a criminal offense. The Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act, and the applicable state securities laws, pursuant to registration or exemption therefrom. Buyers should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time;

6. Miscellaneous

6.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

6.2 Entire Agreement. This Agreement and related Exhibits contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

6.3 Successors. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs and personal representatives.

6.4 Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

6.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

6.6 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

6.7 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by email delivery of a “PDF” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

6.8 Blue Sky Qualification. The purchase of Securities pursuant to this Agreement is expressly conditioned upon the exemption from qualification of the offer and sale of the Securities from applicable Federal and state securities laws.

6.9 Confidentiality. The Buyer acknowledges and agrees that any information or data the Buyer has acquired from or about the Company not otherwise properly in the public domain, was received in confidence. The Buyer agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any trade or business secrets of the Company and any business materials that are treated by the Company as confidential or proprietary, including, without limitation, confidential information obtained by or given to the Company about or belonging to third parties.

IN WITNESS WHEREOF, the Company and the Buyer have duly executed this Note Purchase Agreement as of the day and year first above written.

$__________________________
Amount of Promissory Note

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[seal]

Attest:	By:
(If Entity is a Corporation)	Name:
Title:
*If Subscriber is a Registered Representative with a FINRA member firm, have the following acknowledgement signed by the appropriate party:

The undersigned FINRA member firm acknowledges receipt of the notice required by Rule 3050 of the FINRA
Conduct Rules

ACCEPTED this ____ day of __________
2013, on behalf of Staffing 360 Solutions, Inc.
Name of FINRA Firm

By:	By:
Name:	Name:
Title:	Title: